Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement filed on Form S-8 dated March 1, 2006 pertaining to the Hanson Building Materials America Retirement Savings and Investment Plan and the 401 (k) Retirement Plan of Hanson Building Materials America of our reports dated February 23, 2006, with respect to the consolidated financial statements of Hanson PLC for the year ended December 31, 2005, Hanson PLC’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hanson PLC included in its Annual Report (Form 20-F), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England
February 23, 2006